As filed with the Securities and Exchange Commission on April    , 2002
Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW FOCUS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-0404910
(State of Incorporation)	(I.R.S. Employer Identification No.)

5215 Hellyer Avenue
San Jose, California 95138-1001
(Address, including zip code, of Registrant's principal executive offices)

2000 STOCK PLAN
2000 EMPLOYEE STOCK PURCHASE PLAN
2001 STOCK PLAN
(Full title of the plans)

R. Clark Harris
President and Chief Executive Office
New Focus, Inc.
5215 Hellyer Avenue
San Jose, California 95138-1001
(408) 284-4700
(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Alisande M. Rozynko, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)

Options and underlying Common Stock, $.001 par value issued under Registrant's 2000 Stock Plan	945,038 shares	$3.94(2)	$3,723,271.62(2)	$342.54(2)

Common Stock, $.001 par value to be registered under Registrant's 2000 Stock Plan	3,613,781 shares	$3.04(3)	$10,985,894.24(3)	$1,010.70

Common Stock, $.001 par value to be registered under Registrant's 2000 Employee Stock Purchase Plan	754,319 shares	$2.584(4)	$1,949,160.30(4)	$179.32

Common Stock, $.001 par value to be registered under Registrant's 2001 Stock Plan	200,000 shares	$3.04 (3)	$608,000.00(3)	$55.94

Total number of Securities to be registered under all plans	5,513,138 shares		$17,266,326.16	$1,588.50

(1)
Amount of securities to be registered are computed in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as the maximum number of the Registrant's Common Stock issuable under the 2000 Stock Option Plan, the 2000 Employee Stock Purchase Plan and the 2001 Stock Plan, as applicable. This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)
The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee based on the weighted average exercise price per share covering issued but unexercised shares under the 2000 Stock Plan.

(3)
The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on April 19, 2002.

(4)
The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee based on 85% of the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on April 19, 2002.

(5)
The amount of the Registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933 which provides that the fee shall be $92 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

NEW FOCUS, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note:

This Registration Statement is filed with respect to additional shares of common stock that may be issued under the Registrant’s 2000 Stock Plan and 2000 Employee Stock Purchase Plan as a result of certain automatic annual increases in the number of authorized shares reserved for issuance under the plans, and under the Registrant’s 2001 Stock Plan as a result of an increase in the number of authorized shares reserved for issuance under the plan as approved by the Registrant’s Board of Directors.

Item 3.    Incorporation of Documents by Reference

There are hereby incorporated by reference into this Registration Statement and into the Prospectuses relating to this Registration Statement pursuant to Rule 428 the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

1.  New Focus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 28, 2002.

2.  New Focus’s definitive proxy statement, filed with the Commission on April 17, 2002, in connection with the Registrant’s Annual Meeting of Stockholders on May 29, 2002.

3.  The description of the Registrant’s Common Stock contained in the New Focus Registration Statement on Form 8-A filed on March 6, 2000 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

4.  The description of the Registrant’s Preferred Stock Rights Agreement contained in the New Focus Registration Statement on Form 8-A filed on August 15, 2001 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor[by reason of this service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall be adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Article VIII of the Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of the Registrant’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit Number	Document
4.1	Registrant’s 2000 Stock Plan

4.2	Registrant’s 2000 Employee Stock Purchase Plan

4.3	Registrant’s 2001 Stock Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)

Item 9.    Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the items described in Item 6 of

Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, New Focus, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on the 26th day of April, 2002.

NEW FOCUS, INC.

By:	/s/ R. CLARK HARRIS
R. Clark Harris President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Clark Harris and William L. Potts, Jr. and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. CLARK HARRIS R. Clark Harris	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer and Director)	April 26, 2002

/s/ WILLIAM L. POTTS, JR. William L. Potts, Jr.	Chief Financial Officer	April 26, 2002

Dr. Peter F. Bordui	Director	April 26, 2002

/s/ JOHN DEXHEIMER John Dexheimer	Director	April 26, 2002

/s/ DR. WINSTON S. FU Dr. Winston S. Fu	Director	April 26, 2002

/s/ DON G. HALLACY Don G. Hallacy	Director	April 26, 2002

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Registrant’s 2000 Stock Plan

4.2	Registrant’s 2000 Employee Stock Purchase Plan

4.3	Registrant’s 2001 Stock Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.3	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)